Exhibit 99

PPG Industries, Inc. One PPG Place
Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact:
Jeremy Neuhart
PPG Corporate Communications 412-434-3046 neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations 412-434-3740 vmorales@ppg.com

PPG reports record third quarter earnings

•	Earnings per share up 24 percent versus prior-year quarter

•	Higher selling prices in all 13 PPG businesses

•	3.25 million shares repurchased during quarter, 7.5 million shares year to date

•	Company ends quarter with $1.3 billion of cash

PITTSBURGH, Oct. 20, 2011 – PPG Industries (NYSE:PPG) today reported net sales for the third quarter 2011 of $3.8 billion, an increase of 11 percent versus the prior year’s third quarter. Net income for the quarter increased to $311 million, or $1.96 per diluted share. Third quarter 2010 net sales were $3.5 billion, and net income was $262 million, or $1.58 per diluted share.

“This is the fifth consecutive quarter in which we eclipsed our prior quarterly earnings record,” said Charles E. Bunch, PPG chairman and CEO. “This consistent improvement in performance, especially in light of today’s economic backdrop, demonstrates the value of our management’s aggressive focus on operations and the continuing benefit of the structural changes that we have made to the company the past few years, including lowering our cost base and expanding in emerging regions. In addition, these results reflect the continuing benefits of our disciplined deployment of our strong cash position.”

Bunch said pricing on a corporate basis increased for the sixth consecutive quarter, as all 13 PPG businesses implemented higher pricing this quarter to further counter higher input costs. “PPG’s overall volumes were flat year-over-year. Demand in most markets in North America was up modestly and fairly consistent with the prior quarter’s growth rate. Continued volume gains in emerging regions such as Asia/Pacific and Latin America offset lower demand in Europe, which was driven principally by the company’s consumer-oriented businesses,” he said.

“Both the Performance Coatings and Optical and Specialty Materials segments delivered record third quarter earnings, aided by record performance in several businesses driven by PPG’s leading technologies,” Bunch said. “The Industrial Coatings segment delivered its best third quarter earnings in more than a decade on emerging-region growth and stronger global auto production. Architectural coatings demand was down slightly due to continued anemic construction markets. Results in the Commodity Chemicals segment were excellent despite several unplanned production outages that crimped sales volumes, increased maintenance costs and reduced capacity utilization. Also, higher planned maintenance resulted in lower Glass segment results,” he said.

Bunch said that PPG’s year-to-date cash from operations is up more than 10 percent versus the prior year. “Dividends and share repurchases have totaled more than $900 million so far in 2011, providing evidence of our commitment to return cash to our shareholders,” he said. The company reported that it repurchased 3.25 million shares of stock in the third quarter, bringing the year-to-date total number of shares repurchased to 7.5 million.

“Looking ahead, we expect current macro and regional economic trends to continue, supported to date by October activity levels in many of our businesses,” he said. “In general, we anticipate normal seasonal fourth quarter patterns to occur. Raw material inflation rates are flattening, and we are in the process of implementing additional price increases in several businesses to counter the inflation we have absorbed. Our cash position remains strong, and we intend to continue to focus cash deployment on earnings growth initiatives. Finally, we are keeping a watchful eye on the global economy, and we are prepared to adapt to changing conditions,” he concluded.

PPG reported today that it ended the quarter with approximately $1.3 billion in cash and short-term investments.

Performance Coatings segment sales for the quarter were $1.2 billion, up $105 million, or 10 percent, versus last year’s third quarter. Each business delivered higher selling prices, and foreign currency translation aided segment sales. Overall segment volumes were flat, with improved volumes in the aerospace and automotive refinish businesses offsetting lower volumes in the protective and marine coatings business due to an expected decline in original-equipment ship builds. Architectural coatings sales were up more than 10 percent over the prior year, reflecting higher pricing needed to address inflation. Segment earnings grew $16 million versus last year to a third quarter record of $190 million, reflecting the benefit from the higher sales and improved segment mix, as higher selling prices countered raw material cost inflation.

Industrial Coatings segment sales rose $112 million to $1 billion, a 12 percent increase over last year’s third quarter. Volume grew 3 percent in the quarter based on continued emerging-region growth and increased global auto builds. Each business achieved higher pricing, and favorable currency translation added 5 percent to year-over-year sales. Segment earnings for the quarter were $101 million, an increase of $15 million on the prior year’s third quarter, as volume and price gains were coupled with aggressive cost management to offset input cost inflation.

Sales for the Architectural Coatings – EMEA (Europe, Middle East and Africa) segment for the quarter increased $61 million, or 12 percent, versus the prior year’s third quarter to $573 million. Favorable foreign currency translation represented two-thirds of the increase. Pricing was positive, while volumes were down 2 percent. Third quarter segment earnings grew $3 million year-over-year to $53 million. Pricing increases combined with cost controls and currency translation offset raw material cost inflation.

The Optical and Specialty Materials segment delivered record third quarter sales and all-time record quarterly earnings. Segment sales were $311 million for the quarter, up $23 million, or 8 percent, versus the prior year. Segment earnings improved by $11 million over third quarter 2010 to $93 million, as higher pricing and consistent growth in emerging regions and North America outweighed declining volumes in Europe.

Commodity Chemicals segment sales were $445 million for the quarter, an increase of $75 million, or 20 percent, over the prior year’s third quarter largely due to higher pricing, which was offset by a decrease in volumes due to unplanned production outages and low inventory levels. Higher prices were the key factor in increasing segment earnings to $104 million, up $44 million versus the prior year despite notably higher maintenance costs due to the production outages, which occurred early in the quarter.

Glass segment sales were $273 million, up $13 million, or 5 percent, compared with the prior year as a result of improved pricing and favorable foreign currency translation, which were offset slightly by lower volumes due to planned fiber glass production outages. Segment earnings were $23 million, a decrease of $9 million from the prior-year quarter primarily due to the lower volumes and higher maintenance costs.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 60 countries around the world. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Oct. 20. The company will hold a conference call to review its third quarter financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-272-9941; international, 617-213-8895; passcode 69094236. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Oct. 20, beginning at approximately 5 p.m. ET, through Thursday, Nov. 3, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 49766343. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 5 p.m. ET, today, Oct. 20, 2011, through Friday, Oct. 19, 2012.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended September 30		9 Months Ended September 30
	2011	2010	2011	2010
Net sales	$3,849	$3,460	$11,368	$10,044
Cost of sales, exclusive of depreciation and amortization (Note A)	2,353	2,108	6,897	6,128
Selling, R&D and administrative expenses (Note A)	914	836	2,753	2,501
Depreciation	86	86	260	260
Amortization	30	30	92	92
Interest expense	51	46	159	137
Interest income	(11)	(9)	(32)	(25)
Asbestos settlement - net	3	3	9	9
Other (earnings)/charges - net (Note B)	(39)	(26)	(83)	(62)

INCOME BEFORE INCOME TAXES	462	386	1,313	1,004
Income tax expense (Note C)	120	94	340	352

Net income attributable to the controlling and noncontrolling interests	342	292	973	652
Less: Net income attributable to noncontrolling interests	(31)	(30)	(94)	(88)

NET INCOME (ATTRIBUTABLE TO PPG)	311	262	879	564

Earnings per common share (attributable to PPG)	$1.98	$1.59	$5.55	$3.41

Earnings per common share (attributable to PPG) - assuming dilution	$1.96	$1.58	$5.48	$3.39

Average shares outstanding	156.8	164.2	158.5	165.1

Average shares outstanding - assuming dilution	158.6	165.4	160.5	166.4

Note A:

The nine months ended September 30, 2011 includes charges taken during the second quarter associated with an Architectural Coatings - EMEA (Europe, Middle East and Africa) customer bankruptcy. The charges totaled approximately $9 million.

Note B:

The prior year amount for the three months ended September 30, 2010, includes a litigation settlement charge and higher environmental expenses totaling approximately $10 million that did not recur in 2011.

The nine months ended September 30, 2011, includes a $9 million net benefit recorded in the second quarter, stemming from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor in the quarter over the price paid.

Note C:

Income tax expense for the nine months ended September 30, 2010, includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to U.S. tax law changes in health care legislation enacted by Congress in March 2010 that included a provision to reduce the amount of retiree medical costs that will be deductible after December 31, 2012. The remaining tax expense for the nine months ended September 30, 2010, of $267 million represents an effective tax rate on pretax earnings of approximately 27 percent.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Sept 30 2011	Sept 30 2010	Dec. 31 2010
($ in millions)
Current assets:
Cash and cash equivalents	$1,301	$930	$1,341
Short-term investments	37	6	637
Receivables - net	3,088	2,958	2,778
Inventories	1,737	1,638	1,573
Other	777	773	729

Total current assets	$6,940	$6,305	$7,058

Current liabilities:
Short-term debt and current portion of long-term debt	$102	$69	$28
Asbestos settlement	575	563	578
Accounts payable and accrued liabilities	3,111	2,891	3,019

Total current liabilities	$3,788	$3,523	$3,625

Long-term debt	$3,590	$3,066	$4,043

PPG OPERATING METRICS (unaudited)

	Sept 30 2011	Sept 30 2010	Dec. 31 2010
($ in millions)
Operating Working Capital (a)
Amount	$3,094	$2,955	$2,595
As a percent of quarter sales, annualized	20.1%	21.3%	19.2%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts, plus (2) inventories on a first-in, first-out (FIFO) basis, less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept 30		9 Months Ended Sept 30
	2011	2010	2011	2010
	(millions)		(millions)
Net sales
Performance Coatings	$1,208	$1,103	$3,490	$3,179
Industrial Coatings	1,039	927	3,139	2,759
Architectural Coatings - EMEA	573	512	1,655	1,448
Optical and Specialty Materials	311	288	945	873
Commodity Chemicals	445	370	1,334	1,058
Glass	273	260	805	727

TOTAL	$3,849	$3,460	$11,368	$10,044

Segment income
Performance Coatings	$190	$174	$533	$491
Industrial Coatings	101	86	332	299
Architectural Coatings - EMEA	53	50	115	111
Optical and Specialty Materials	93	82	273	250
Commodity Chemicals	104	60	307	116
Glass	23	32	78	45

TOTAL	564	484	1,638	1,312
Legacy items (Note A)	(15)	(19)	(52)	(49)
Interest expense, net of interest income (Note B)	(40)	(37)	(127)	(112)
Acquisition-related gain, net (Note C)	—	—	9	—
Other unallocated corporate expense (Note D)	(47)	(42)	(155)	(147)

INCOME BEFORE INCOME TAXES	$462	$386	$1,313	$1,004

Note A:

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges which are considered to be unusual or nonrecurring. Legacy items also include equity earnings from PPG’s approximate 40 percent investment in the former automotive glass and services business. Beginning in 2011, the earnings impact of adjustments to the company’s proposed asbestos settlement liability will be presented in Legacy items. Prior year amounts have been conformed to this presentation. The amount of this charge for the three and nine months ended September 30, 2011, was equal to the prior year amount.

Note B:

Higher year-over-year net interest cost is due to PPG’s November 2010 $1 billion debt issuance.

Note C:

The nine months ended September 30, 2011, includes a second quarter 2011 net benefit stemming primarily from a bargain purchase gain, reflecting the excess of the fair value of the net assets acquired from Equa-Chlor during the quarter over the price paid.

Note D:

Beginning in the first quarter 2011, unallocated stock-based compensation costs will be reported as part of Other unallocated corporate expense. Prior year amounts have been conformed to this presentation.